Exhibit 99.1

CYGNUS, INC.

AMENDED 1991 EMPLOYEE STOCK

PURCHASE PLAN

(As Amended and Restated February 12, 2002)

TABLE OF CONTENTS

Page

1.	Purpose
2.	Definitions
3.	Eligibility
4.	Offering Periods
5.	Participation
6.	Payroll Deductions
7.	Grant Of Purchase Right
8.	Exercise Of Purchase Right
9.	Delivery
10.	Withdrawal; Termination Of Employment
11.	Interest
12.	Stock
13.	Administration
14.	Designation Of Beneficiary
15.	Transferability
16.	Use Of Funds
17.	Reports
18.	Adjustments Upon Changes In Capitalization, Dissolution, Merger Or Asset Sale
19.	Amendment Or Termination
20.	Notices
21.	Conditions Upon Issuance Of Shares
22.	Term Of Plan
23.	Automatic Transfer To Low Price Offering Period
24.	Execution

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CYGNUS, INC.

AMENDED 1991 EMPLOYEE STOCK PURCHASE PLAN

(As Amended And Restated February 12, 2002)

The following constitutes the provisions of the Amended 1991 Employee Stock Purchase Plan of Cygnus, Inc., as last amended and restated on February 12, 2002.  Effective February 12, 2002, the Plan was amended and restated to increase the number of shares of Common Stock available for issuance by 300,000 shares (from 1,975,000 shares to 2,275,000 shares) subject to stockholder approval.

1.             Purpose.  The purpose of the Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions.  It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended.  The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.             Definitions.

(a)           “Board” shall mean the Board of Directors of the Company or a

Committee appointed by the Board pursuant to Section 13.

(b)           “Code” shall mean the Internal Revenue Code of 1986, as

amended.

(c)           “Common Stock” shall mean the common stock of the Company.

(d)           “Company” shall mean Cygnus, Inc.

(e)           “Compensation” shall mean all base straight time gross earnings, including bonuses, but excluding payments for overtime, shift premiums and commissions, awards, and other compensation.

(f)            “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(g)           “Employee” shall mean any individual who is a regular employee of the Company or a Designated Subsidiary for purposes of tax-withholding under the Code.  For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company.  Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

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(h)           “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(i)            “Enrollment Date Price” shall mean the Fair Market Value of a share of Common Stock on the last Trading Day prior to the Enrollment Date.

(j)            “Exercise Date” shall mean the last Trading Day of each Purchase Period.

(k)           “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(1)           If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported), as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) or system on the day of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

(2)           If the Common Stock is quoted on the NASDAQ system (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and low asked prices for the Common Stock on the day of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

(3)           In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(l)            “Offering Period” shall mean, subject to the discretion of the Board pursuant to Section 4, a period of approximately twenty-four (24) months, commencing on the first Trading Day on or after October 1 and terminating on the last Trading Day in the September twenty-four (24) months later, or commencing on the first Trading Day on or after April 1 and terminating on the last Trading Day in the March twenty-four (24) months later.

(m)          “Plan” shall mean this Amended 1991 Employee Stock Purchase Plan.

(n)           “Participant” shall mean an Employee who is participating in the Plan.

(o)           “Purchase Period” shall mean the approximately six-month period commencing after one Exercise Date and ending with the next following Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the next following Exercise Date.

(p)           “Purchase Price” shall mean an amount equal to a designated percentage of the Enrollment Date Price or a designated percentage of the Fair Market Value on the Exercise Date, whichever is lower.  Each designated percentage shall be 85% unless determined otherwise by the Board with respect to any Offering Period, but shall in no event be less than 85%.

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(q)           “Reserves” shall mean the number of shares of Common Stock covered by each purchase right under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under purchase right.

(r)            “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(s)           “Trading Day” shall mean a day on which national stock exchanges and the National Association of Securities Dealers Automated Quotation (NASDAQ) System are open for trading.

3.             Eligibility.

(a)           Any Employee, as defined in Section 2(g), who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan.

(b)           Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted a purchase right under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding purchase rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

4.             Offering Periods.  The Plan shall be implemented by consecutive and overlapping Offering Periods.  The Board shall have the power to change the duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.  Absent action by the Board, each Offering Period shall be for a period of approximately twenty-four months (24) and new Offering Periods shall commence on the first Trading Day of April and October of each year.  No Offering Period shall exceed twenty-four (24) months in length.

5.             Participation.

(a)           An eligible Employee may become a Participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form provided by the Company and filing it with the Company’s payroll office prior to the applicable Enrollment Date.

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(b)           Payroll deductions for a Participant shall commence on the first payroll period following the Enrollment Date and shall end on the last payroll period in the Offering Period, unless sooner terminated by the Participant as provided in Section 10.

6.             Payroll Deductions.

(a)           At the time a Participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period, and the aggregate of such payroll deductions during the Offering Period shall not exceed fifteen percent (15%) of the Participant’s Compensation during said Offering Period.

(b)           All payroll deductions made for a Participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only.  A Participant may not make any additional payments into such account.

(c)           A Participant may discontinue his or her participation in the Plan as provided in Section 10, or may increase or decrease the rate of his or her payroll deductions during the current Purchase Period by filing with the Company a new subscription agreement authorizing such a change in the payroll deduction rate.  A reduction to a 0% rate of contribution shall be treated as a withdrawal from the Plan effective with the following Purchase Period unless such rate is increased prior to the following Purchase Period.  The change in rate shall be effective with the first full payroll period following such advance notice period as the Company shall specify.  A Participant’s subscription agreement shall remain in effect for successive Purchase Periods and Offering Periods unless terminated as provided in Section 10.  The Board shall be authorized to limit the number of participation rate changes during any Offering Period.  A Participant may at any time elect to have his or her participation agreement become irrevocable for such period of time as he or she may designate.

(d)           Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a Participant’s payroll deductions may be decreased to 0% at such time during any Purchase Period which is scheduled to end during the current calendar year (the “Current Purchase Period”) that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior Purchase Period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Purchase Period equal $21,250.  The Company may provide either (i) that payroll deductions shall recommence at the rate provided in such Participant’s subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10, or (ii) that participation shall recommence only upon filing a new enrollment form following such waiting period as the Company shall specify.

(e)           At the time the purchase right is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding

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obligations, if any, which arise upon the exercise of the purchase right or the disposition of the Common Stock.  At any time, the Company may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to sale or early disposition of Common Stock by the Employee.

7.             Grant Of Purchase Right.  On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted a purchase right to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Section 3(b) and 12 hereof.  Exercise of the purchase right shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10, and the purchase right shall expire on the last day of the Offering Period.

8.             Exercise Of Purchase Right.  Unless a Participant withdraws from the Plan as provided in Section 10 below, his or her purchase right for the purchase of shares of Common Stock will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to the purchase right shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account.  No fractional shares will be purchased.  Any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share shall be retained in the Participant’s account for the subsequent Purchase Period, subject to earlier withdrawal by the Participant as provided in Section 10.  During a Participant’s lifetime, a Participant’s purchase right to purchase shares hereunder is exercisable only by him or her.

9.             Delivery.  As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery of purchased shares to a directed brokerage account.  Certificates representing the shares that were purchased by each Participant will remain with the brokerage account until such time as the Participant (or beneficiary) requests that their shares be transferred out of the brokerage account.

10.           Withdrawal; Termination Of Employment.

(a)           A Participant may, subject to the terms of any irrevocable participation agreement elected by the Participant, withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her purchase right under the Plan at any time by giving written notice to the Company in the form provided by the Company.  All of the Participant’s payroll deductions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s purchase right for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period.  If a Participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the Participant delivers to the Company a new subscription agreement.

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(b)           Upon a Participant’s ceasing to be an Employee for any reason or upon termination of a Participant’s employment relationship (as described in Section 2(g)), the payroll deductions credited to such Participant’s account during the Offering Period but not yet used to exercise the purchase right will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and such Participant’s purchase right will be automatically terminated.  The Company may reduce the amount returned to a Participant by the amount of any outstanding debts that the Participant owes to either the Company or a Subsidiary.

11.           Interest.  No interest shall accrue on the payroll deductions of a Participant in the Plan.

12.           Stock.

(a)           The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 2,275,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18.  If on a given Exercise Date the number of shares with respect to which purchase rights are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b)           The Participant will have no interest or voting right in shares covered by this purchase right until such purchase right has been exercised.

(c)           Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

13.           Administration.  The Plan shall be administered by the Board of the Company or a committee of one or more members of the Board as appointed by the Board.  Committee members serve for the period of time specified by the Board of Directors and can be removed from the committee by the Board at any time.  The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan.  Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

14.           Designation Of Beneficiary.

(a)           A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the purchase right is exercised but prior to delivery to such Participant of such shares and cash.  In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the purchase right.  If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

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(b)           Such designation of beneficiary may be changed by the Participant (and his or her spouse, if any) at any time by written notice.  In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.           Transferability.  Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of a purchase right or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the Participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

16.           Use Of Funds.  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.           Reports.  Individual accounts will be maintained for each Participant in the Plan.  Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.           Adjustments Upon Changes In Capitalization, Dissolution, Merger Or Asset Sale.

(a)           Changes In Capitalization.  Subject to any required action by the stockholders of the Company, the Reserves as well as the price per share of Common Stock covered by each purchase right under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a purchase right.  The Board may, if it so determines in the exercise of its sole discretion, make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding purchase

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right, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock.

(b)           Dissolution Or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offering Periods will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

(c)           Merger Or Asset Sale.  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each purchase right under the Plan shall be assumed or an equivalent purchase right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Periods then in progress by setting a new Exercise Date (the “New Exercise Date”).  If the Board shortens the Offering Periods then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his purchase right has been changed to the New Exercise Date and that his purchase right will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in Section 10.  For purposes of this Section, a purchase right granted under the Plan shall be deemed to be assumed or substituted if accomplished in accordance with Section 424 of the Code.

19.           Amendment Or Termination.

(a)           The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan.  Except as provided in Section 18, no such termination can affect purchase rights previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders.  Except as provided in Section 18, no amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any Participant.  To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b)           Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Purchase Periods and/or Offering Periods (subject to Section 4), limit the frequency and/or number of changes in the amount withheld during Purchase Periods and/or Offering Periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

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20.           Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.           Conditions Upon Issuance Of Shares.  Shares shall not be issued with respect to a purchase right unless the exercise of such purchase right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

22.           Term Of Plan.  The Plan was originally effective on August 1, 1991.  The Plan shall continue in effect through July 31, 2011 unless sooner terminated under Section 19.

23.           Automatic Transfer To Low Price Offering Period.  If the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Enrollment Date Price of such Offering Period, then all Participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their purchase rights on such Exercise Date and automatically reenrolled in the immediately following Offering Period as of the first day thereof.

24.           Execution.  To record the adoption of this amended and restated Plan by the Board, the Company has caused its duly authorized officer to sign below.

CYGNUS, INC.

By	/s/ John C Hodgman

Title	Chairman, President & CEO

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